FOR IMMEDIATE RELEASE

CONTACT:
Jim Ankner (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
(646) 536-3006
james.ankner@take2games.com

Statement by Take-Two Interactive Software, Inc.

New York, NY - June 26, 2006 - Take-Two Interactive Software, Inc. (NASDAQ:TTWO) today announced that on June 19, 2006, the Company received grand jury subpoenas issued by the District Attorney of the County of New York requesting production of documents, covering various periods beginning on October 1, 2001, including those relating to: the knowledge of the Company’s officers and directors regarding the creation, inclusion and programming of hidden scenes (commonly referred to as “hot coffee”) in Grand Theft Auto: San Andreas, the submission of Grand Theft Auto: San Andreas to the Entertainment Software Rating Board for a rating, and the Company’s disclosures regarding hot coffee; disclosures and presentations by the Company of certain events, including acquisitions, partnering arrangements and earnings results; invoices from, payments to, and termination of PricewaterhouseCoopers LLP and retention of Ernst & Young LLP; acquisitions by the Company in 2005; certain compensation and human resources documents with respect to the Company and certain of its current and former officers and directors; and documents concerning the activities of the Company’s Board of Directors and Committees thereof.

The Company has not been advised that it or any specific individual is presently a target of the investigation.

The Company is fully cooperating and providing the requested documents.

About Take-Two Interactive Software, Inc.

Headquartered in New York City, Take-Two Interactive Software, Inc. is an integrated global developer, marketer, distributor and publisher of interactive entertainment software games and accessories for the PC, PlayStation® game console, PlayStation®2 computer entertainment system, PSP™ (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes products in North America through its Jack of All Games subsidiary. Take-Two also manufactures and markets video game accessories in Europe, North America and the Asia Pacific region through its Joytech subsidiary. The Company maintains sales and marketing offices in Cincinnati, New York, Toronto, London, Paris, Munich, Madrid, Milan, Sydney, Breda (Netherlands), Auckland, Shanghai and Tokyo. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These important factors are described in the Company's Form 10-Q for the quarter ended April 30, 2006 in the section entitled "Risk Factors".

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